EXHIBIT 5.01

[Letterhead of Xcel Energy Inc.]

October 10, 2013

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	18,268,558 Shares of Common Stock, par value $2.50 per share, Issued Pursuant to the Xcel Energy Inc. Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

I, or attorneys that I supervise, have acted as counsel to Xcel Energy Inc. (the “Company”) in connection with the proposed public offering of up to 18,268,558 shares of the Common Stock referred to above (the “Shares”) by the Company pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”), as described in the prospectus (the “Prospectus”) that forms part of the Company’s registration statement on Form S-3 relating to the Shares (the “Registration Statement”) to be filed by the Company pursuant to the Securities Act of 1933, as amended.  I, or attorneys that I supervise, have examined all records, instruments, and documents which have been deemed necessary to examine for the purposes of this opinion, including the Prospectus and Registration Statement.

Based upon the foregoing and upon my general familiarity with the Company and its affairs, I am of the opinion:

1.	That the Company is a duly organized and validly existing corporation under the laws of the State of Minnesota and that it is legally qualified and authorized to operate and conduct business in the State of Minnesota.

2.	That following (i) the effectiveness of the Registration Statement, (ii) the issuance and sale of the Shares by the Company in accordance with the terms of the Plan as contemplated by the Registration Statement, and (iii) receipt by the Company of the consideration specified in the Plan, the Shares will be validly issued, fully paid and non-assessable shares of stock of the Company.

I hereby consent to the incorporation of this opinion into said Registration Statement and the reference to me under the heading “Legal Matters” in the Prospectus which is part of said Registration Statement.

Respectfully submitted,

/s/ Scott M. Wilensky
Scott M. Wilensky
Senior Vice President and General Counsel
Xcel Energy Inc.